                                                                      EXHIBIT 65

                                     LOGO

                                                                 March 23, 1998

To: Participants in the Safety-Kleen
Dividend Reinvestment Plan

  As you know, Laidlaw Environmental Services, Inc. ("Laidlaw Environmental") (through a subsidiary) has made an offer to purchase all outstanding shares of Safety-Kleen Corp. for per share consideration of $18.30 plus 2.8 shares of Laidlaw Environmental Common Stock. The offer is made pursuant to an Agreement and Plan of Merger with Safety-Kleen, which has been approved by Safety-Kleen's Board of Directors. The Merger Agreement contemplates that if the tender offer is successful, subject to customary conditions, there will be a back end merger in which Safety-Kleen will become a wholly owned subsidiary of Laidlaw Environmental, and shares not acquired by Laidlaw Environmental in the tender offer will be acquired by it for the same price as in the tender offer.

  As a shareholder, you should already have received Laidlaw Environmental and Safety-Kleen materials describing the tender offer and the merger in detail. If you have not, please call Morrow and Company, at (800) 566-9061 to request such materials.

  In view of these developments, Safety-Kleen believes that it is in the best interests of our Dividend Reinvestment Plan participants to suspend the Plan at this time. Therefore, you are hereby notified that the Safety-Kleen Dividend Reinvestment Plan is suspended effective immediately. Dividends on shares held as of the March 12, 1998 record date for the next dividend payment will not be reinvested. Instead you should expect to receive a check in the amount of $.09 per share on or about March 26, 1998.

  If you wish to tender your shares in the Dividend Reinvestment Plan to Laidlaw Environmental, you must so direct by checking the appropriate box on the enclosed direction form, filling in the number of shares in the Plan that you wish to tender, and returning the direction promptly to First Chicago Trust. This is necessary even if you have already submitted a letter of transmittal tendering shares to IBJ Schroder Bank of Trust Company, the Exchange Agent for the tender offer. The direction must be received by First Chicago Trust, no later than 5:00 p.m. central standard time, on March 30, 1998, because the tender offer is scheduled to close on March 31, 1998. If you prefer to have your shares sold, you may do so by checking the appropriate box on the direction form (and indicating the number of shares to be sold) or by giving a telephone instruction by calling 800-935-9330. However, depending on the level of success of the tender, it is possible that after it closes, the public market for Safety-Kleen shares may be limited. You may alternatively request that a stock certificate representing your shares in the Plan be sent to you. If you have questions on the Dividend Reinvestment Plan, please call First Chicago Trust at 800-446-2617.

  If we do not receive a direction from you, we will continue to hold your shares in the Plan. In that event, upon consummation of the Merger pursuant to the Merger Agreement, your shares will be converted into the right to receive $18.30 cash per share plus 2.8 shares of Laidlaw Environmental common stock for each share of Safety-Kleen.
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                                   DIRECTION
                 SAFETY-KLEEN CORP. DIVIDEND REINVESTMENT PLAN

  The undersigned participant in the Safety-Kleen Dividend Reinvestment Plan directs First Chicago Trust Company of New York to take the following action with respect to shares held in the Plan for the undersigned.

 1.  Tender_________ of my shares to Laidlaw Environmental             [_]
 2.  Sell________ of my shares in the open market                      [_]
 3.  Deliver to me a stock certificate with respect to ________ of my
     shares in the Plan                                                [_]

INSTRUCTIONS:

  1. The sum of the numbers that you fill in for items 1, 2, and 3 must total no more than the number of shares that you hold in the Dividend Reinvestment Plan. This Direction does not cover any shares now held by you in certificated form.

  2. To assure timely receipt of this Direction, we urge that you deliver it by Fax (312-407-1650). For a tender, your fax must be received by 5:00 p.m., Central Standard Time on March 30, 1998.

  3. If we do not receive a Direction from you, or if your Direction does not cover all of your shares in the Plan, we will continue to hold your shares in the Plan and in the event of consummation of the Merger, your shares will be converted into the right to receive the consideration paid in the Merger.

                                          _____________________________________
                                          Name    (please print exactly as
                                                  your name
                                                  appears on envelope)

                                          _____________________________________
                                          Signature

 Instruction: Joint tenants should both sign. If not signing individually, indicate capacity. All proceeds, including stock certificates, will be issued only in the registered name(s) of the participant.